EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Health Care REIT, Inc. for the registration of shares of its common stock and to the incorporation by reference herein of our report dated February 26, 2010 (except for Notes 2, 3, 18 and 21, as to which the date is May 10, 2010) with respect to the consolidated financial statements and schedules of Health Care REIT, Inc., included in its Current Report on Form 8-K dated May 10, 2010, and our report dated February 26, 2010 with respect to the effectiveness of internal control over financial reporting of Health Care REIT, Inc., included in its Annual Report on Form 10-K for the year ended December 31, 2009, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Toledo, Ohio
May 10, 2010